Exhibit 10.17(b)

AMENDED AND RESTATED AGREEMENT FOR LEASE

THIS AGREEMENT made as of the 3rd day of June, 2023.

BETWEEN:

PURELY CANADA TERMINALS CORP.

of #002-2305 Victoria Avenue, Regina, Saskatchewan, S4P 0S7

("Lessor")

AND:

PURELY CANADA FOODS CORP.

of #001-2305 Victoria Avenue, Regina, Saskatchewan, S4P 0S7

("Lessee")

(hereinafter collectively referred to as the “Parties” and individually as a “Party”)

WHEREAS pursuant to an amended and restated agreement for lease dated May 5, 2023 between the Lessor and Kambeitz Agri Inc. (“Agri”) the Lessor leased Units 1, 3 and 4 of the lands legally described as follows:

Condo Unit 1 (Title Number 156544779), Condo Unit 3 (Title Number 156544780) and Condo

Unit 4 (156544791)

Land Description: Condo Plan No. 102404742 Extension 0

Municipality: RM of Lajord No. 128

Owned or Held By: The Lessor

(the “Lands”)

AND WHEREAS with the consent of Agri, pursuant to an amended and restated agreement for lease dated May 5, 2023 (the “Sub Lease Agreement”) between Agri, the Lessor and the Lessee, the Lessor subleased the Lands to the Lessee;

AND WHEREAS pursuant to an amended and restated purchase and sale agreement, dated February 1, 2022 and amended on December 12, 2022 (together, the “Purchase and Sale Agreement”), among other things, Agri transferred all its right, title and interest in the Lands to the Lessor such that the Lessor is the registered owner of an estate in fee simple, subject however to such encumbrances, liens and interests as appear on the Certificate of Title of the Lands effective June 2, 2023 (the “Land Transfer”);

AND WHEREAS the Lessor owns the building located on Unit 3 of the Lands (“Grain Terminal”) which were originally financed through the Business Development Bank of Canada (“BDC”) in the amount of $21,000,000 (“Principal”) and shareholder loans (the “Shareholder Loans”) of approximately $12,800,000;

AND WHEREAS since the ownership of the Lands has changed, the parties desire to restate these particulars in one document to clarify the current terms of the Lease between the Landlord and the Lessor;

AND WHEREAS the Lessor has agreed to lease the land described as Unit 3 and the Grain Terminal situated on Unit 3(collectively the “Premises”) to the Lessee upon the terms and conditions hereinafter set forth (“Lease Agreement” or “Lease” or “Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES that, for good and valuable consideration, covenants, promises and agreements, contained in this Agreement on the part of the Lessee to be paid, observed and performed, and covenants, promises and agreements, contained in this Agreement on the part of the Lessor to be observed and performed, the receipt and sufficiency of which are hereby acknowledged by each of the Parties:

1.	Term

(1)	In consideration of the rents, covenants and agreements herein contained on the part of the Lessee to be paid, observed and performed, the Lessor hereby leases to the Lessee, the Premises for a period of ten (10) years (the "Term") which shall commence on July 1, 2020 (“Commencement Date”) and expire June 30, 2030. The Term is subject to renewal pursuant to Section 18 of this Lease.

(2)	The Lease shall terminate upon the earlier of:

a)	the expiration of the Term, or if applicable, the Renewed Term; or

b)	the breach of the terms of this Lease by either Party (the “Defaulting Party”) after:

i.	the Defaulting Party has been given written notice of its breach (also defined as “Notice”) by the Party not in default (“Non-Defaulting Party”);

ii.	the Defaulting Party has failed to remedy the breach within Thirty (30) days of the Notice; and

iii.	the Non-Defaulting Party has elected to exercise its right to terminate the Agreement under this paragraph; or

c)	the completion of the transfer of ownership of the Premises in accordance with Section 17 – the Option to Purchase as set out in this Lease.

(3)	In the event that the Premises are transferred so as to result in the Lessee becoming the registered owner of the Premises in accordance with Section 17 of this Lease, the Term (or, if applicable, Renewed Term) shall then expire and this Lease Agreement and all obligations of the Parties hereunder shall then terminate.

2.	Acceptance

The Lessee hereby leases and accepts the lease of the Premises from the Lessor and covenants to observe and perform all the covenants and obligations to be observed and performed by the Lessee pursuant to this Lease Agreement.

3.	Rent

(1)	The Lessee covenants and agrees to pay from and after the Commencement Date to the Lessor, in lawful money of Canada, without any prior demand therefore and without any deduction, abatement or set-off whatsoever, as monthly rent (“Rent”), the following:

a)	Basic Rent: subject to paragraph 3(2), the amount which is:

i.	equal to the exact monthly mortgage payments payable of Principal, and interest (together referred to as “BDC Debt”); and

ii.	equal to the monthly RBC prime rate of interest multiplied by the Shareholder Loans balance which is approximately $12,800,000 as of the Commencement Date;

payable monthly in advance, payable on the first day of each and every month of the Term of the Lease or, if applicable, the Renewed Term. Such payment shall be mailed or delivered to #002 – 2305 Victoria Avenue, Regina, Saskatchewan, S4P 0S7; and

b)	all utilities related to the Premises and the use of the Premises, including but not limited to the direct payment of the electricity, natural gas, water, sewer, telephone, internet services and cable.

(2)	For further certainty, the Lessor and the Lessee agree that the Rent shall constitute full and final payment and satisfaction of any and all rent, charges, impositions and expenses of every nature and kind relating to the Premises that may now or hereafter become due and owing by the Lessee to the Lessor under this Lease Agreement. No further amounts shall be due or payable by the Lessee to the Lessor with respect to the Lease Agreement except those charges, impositions and expenses as are expressly set forth in this Lease Agreement.

4.	Lessor Covenants, Representations and Warranties

Save for existing covenants with BDC and Kambeitz Agri Inc. and security charges, from the date hereof, the Lessor covenants and agrees to not, upon the acceptance of this Lease Agreement, enter into any mortgage, lease, charge or encumbrance affecting or concerning the Premises or any portion thereof or any agreement modifying any existing mortgage, charge, lease or encumbrance affecting or concerning the Premises without the prior written consent of the Lessee.

(1)	The Lessor hereby represents and warrants to the Lessee as follows:

a)	the Lessor is a corporation duly incorporated and validly existing under the laws of the Province of Saskatchewan, with its operating headquarters at Regina, Saskatchewan;

b)	the Lessor has all necessary corporate power, authority and capacity to enter into this Lease and have the power and authority to lease the Premises, to enter into this Lease Agreement and to carry out their obligations under it;

c)	the Lessor has good and marketable title to the Premises;

d)	the Lessor is not "non-Canadians" for purposes of and within the meaning of the Investment Canada Act (Canada); and

e)	all taxes, rates, levies and assessments in respect of the Premises will be paid in full as of the date hereof and there is no obligation on the part of the Lessor to pay money to any statutory authority in connection with the Premises.

5.	The Lessee’s Covenants, Representations and Warranties

(1)	The Lessee hereby represent and warrant to the Lessor as follows:

a)	the Lessee is a corporation duly incorporated and validly existing under the laws of the Province of Saskatchewan, with its operating headquarters at Regina, Saskatchewan;

b)	the Lessee has all necessary corporate power, authority and capacity to enter into this Lease Agreement and to carry out their obligations under it;

c)	The Lessee is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

6.	Quiet Enjoyment

The Lessor has the right to lease the Premises to the Lessee. Lessee, if not in default, have the right to occupy and use the Premises without interruption or disturbance from either the Lessor or any other persons claiming by, through or under the Lessor.

7.	Insurance

(1)	The Lessee shall take out or cause to be taken out at all times during the Term and/or Renewed Term and keep in force, at its own expense, adequate insurance to insure its assets and building/equipment located on the Premises and the Grain Terminal, and to insure any of its employees, agents, and representatives from bodily injury or death, whilst operating such business as the Lessee intends to conduct on the Premises and as agreed to between the Parties. Policies will be written on a “broad form” basis, for the full replacement value of any and all structures and equipment. The policy will include the Lessor as “loss payable”. Each policy shall include a standard mortgagee clause in favor of the mortgagee. In addition, the Lessee shall insure the following: Basic Rent on a 24-month basis; comprehensive boiler insurance for the full value of the Premises and Grain Terminal; and all contents owned by the Lessee, for the full value of the contents.

(2)	The Lessee shall take out or cause to be always taken out during the Term and/or Renewed Term and keep in force, at its own expense, commercial general liability insurance in an amount no less than $5,000,000. These policies shall contain provisions for cross-liability and severability of interest. The Lessor shall be added as an additional insured.

(3)	The Policies referenced in paragraphs (a) and (b) above, shall contain a waiver of any rights of subrogation which the insurer may have against the Lessor.

(4)	The Lessee agrees to provide the Lessor with a Certificate of Insurance with a 30 notice of cancellation.

(5)	The Parties shall both carry workers’ compensation.

(6)	The Lessor and the Lessee each hereby release and forever discharge the other from all actions, causes of action, claims, suits and obligations which it has or may hereafter have against the other for or concerning or by reason of, or in any way connected with or arising out of, or in consequence of, an occurrence in respect of which the releasing party has insurance. For greater certainty, it is hereby stipulated that the within release shall apply whether or not the claim being released was a result of the negligence of the released party or of any person for whom it is responsible in law.

8.	Indemnification

(1)	The Lessee shall indemnify and save harmless the Lessor from and against any and all claims, liabilities, demands, damages or rights of causes of action whatever made or asserted by anyone arising out of OR incidental to this indenture or use, or occupancy, of the Premises, other than through willful damage or gross negligence by the Lessor or its agents, contractors, employees, successors or assigns.

(2)	The Lessor shall indemnify and save harmless the Lessee against all claims, liabilities, demands, damages or rights or causes of action whatever, made or asserted by anyone arising out of OR incidental to this indenture or use or occupancy of the Premises, including but not limited to, any and all remedial and contingent liabilities related thereto.

9.	Additional Rights and Obligations:

(1)	The Lessee:

a.	may at all times during the continuance of this Lease Agreement, at its own cost and expense, and with the prior written consent of the Lessor, remove, repair or replace any buildings, structures, fixtures, casing in wells, pipelines, material and equipment of whatsoever nature or kind which it may have placed on or in the Premises or in any area to be surrendered; and

b.	shall, at its own cost and expense, make all necessary maintenance and repairs to the buildings on the Premises.

(2)	The Lessor shall, at its sole cost and expense:

a.	maintain and keep in a good and substantial state of repair the Premises in accordance with good commercial practice and in compliance with the statues and bylaws of the Rural Municipality of Lajord, including but not limited to, noxious weeds and tidiness.

10.	Taxes

The Lessor and the Lessee shall each promptly pay and satisfy all taxes, including property taxes, rates and assessments that may be assessed or levied against the Premises as a result of their respective use and occupation of the Premises. The Lessee will pay all taxes, rates and assessments that may be assessed or levied in respect of machinery, equipment, structures or works placed by the Lessee in, on or under the Premises.

11.	Compliance with Laws and Regulations

The Lessor and the Lessee shall comply with all applicable laws and regulations as may be in force from time to time, and any other statute pertaining to the activities herein and the regulations passed thereunder.

12.	Discharge of Encumbrances

The Lessee may, at its option, pay or discharge all or any balance owing under any agreement for sale or mortgage, or of any tax, charge, lien or encumbrance of any kind or nature whatsoever which may now or hereafter exist on or against or in any way affect the Premises, in which event the Lessee shall be subrogated to the rights of the holder or holders thereof, and may in addition thereto, at its option, reimburse itself by applying on account the repayment of the amount so paid by it, the rates or other sum accruing to the Lessor under the terms of this Lease Agreement.

13.	Default and Termination

Notwithstanding anything herein contained to the contrary, the Lessee shall not be in default in the performance of any of its covenants or obligations under this Lease Agreement, including the payment of Rent, unless and until the Lessor has notified the Lessee of such default and the Lessee has failed to commence action to remedy the same within thirty (30) days after the receipt of such notice (“Default”).

In the event of Default on the part of the Lessee, then the Lessor, without prejudice to any other rights which it has pursuant to this Lease or at law, shall have the following rights and remedies, which are cumulative and not alternative:

(1)	to terminate this Lease by notice to the Lessee or to re-enter the Premises and repossess it and, in either case, enjoy it as of its former estate, and to remove all persons and property from the Premises and store such property at the expense and risk of the Lessee or sell or dispose of such property in such manner as the Lessor sees fit without notice to the Lessee. If the Lessor enters the Premises without notice to the Lessee as to whether it is terminating this Lease under any provision of this Lease, the Lessor shall be deemed to be proceeding under Section 13(1), and the Lease shall not be terminated, nor shall there be any surrender by operation of law, but the Lease shall remain in full force and effect until the Lessor notifies the Lessee that it has elected to terminate this Lease. No entry by the Lessor during the Term and/or Renewed Term shall have the effect of terminating this Lease without notice to that effect to the Lessee;

(2)	to enter the Premises as agent of the Lessee to do any or all of the following: (i) relet the Premises for whatever length and on such terms as the Lessor, in its discretion, may determine, and to receive the rent therefor; (ii) take possession of any property of the Lessee on the Premises, store such property at the expense and risk of the Lessee, or sell or otherwise dispose of such property in such manner as the Lessor sees fit without notice to the Lessee; (iii) make alterations to the Premises to facilitate their reletting; and (iv) apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Lessor with respect to any such reletting or sale, second, to the payment of any indebtedness of the Lessee to the Lessor other than Rent, and third, to the payment of Rent in arrears, with the residue to be held by the Lessor and applied to payment of future Rent as it becomes due and payable, provided that the Lessee shall remain liable for any deficiency to the Lessor;

(3)	to remedy or attempt to remedy any default of the Lessee under this Lease for the account of the Lessee and to enter on the Premises for such purposes. No notice of the Lessor’s intention to remedy or attempt to remedy such default need be given to the Lessee unless expressly required by this Lease, and the Lessor shall not be liable to the Lessee for any loss, injury or damages caused by acts of the Lessor in remedying or attempting to remedy such default. The Lessee shall pay to the Lessor all expenses incurred by the Lessor in connection therewith;

(4)	to recover from the Lessee all damages, costs and expenses incurred by the Lessor as a result of any default by the Lessee including, if the Lessor terminates this Lease, any deficiency between those amounts which would have been payable by the Lessee for the portion of the Term and/or Renewed Term following such termination and the net amounts actually received by the Lessor during such period of time with respect to the Premises; and

(5)	to recover from the Lessee the full amount of the current month’s Rent together with the next three (3) months’ installments of Rent, all of which shall immediately become due and payable as accelerated rent.

14.	Notice

Any notice, waiver or other document (a "Notice") required or permitted to be given to a party under this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail to such party:

(a)	if to the Lessor, at

PURELY CANADA TERMINALS CORP.

#002-2305 Victoria Avenue

Regina, Saskatchewan, S4P 0S7

Email: twest@purelycanada.ca

Attention: Tyler West

(b)  if to the Lessee, at

PURELY CANADA FOODS CORP.

#001-2305 Victoria Avenue

Regina, Saskatchewan, S4P 0S7

Email:

Attention: Tyler West

or at such other address as the party to whom the writing is to be given shall have last notified the party giving the same in the manner provided in this paragraph. Any Notice shall be deemed to have been given and received on the date on which it was delivered at that address and if mailed shall be deemed to have been given and received on the fifth (5th) business day next following the date on which it was mailed, provided, however, that, if at the time of mailing )the Notice, normal postal service shall have been interrupted through strikes or other similar irregularities, then the Notice, waiver or other document shall be deemed to have been given and received on the fifth (5th) day following the resumption of normal mail service.

15.	Registration of lnterest

(1)	The Lessee may register its interest under this Lease Agreement against the title to the Premises.

(2)	In the event of any Default by the Lessee resulting in the termination of this Agreement, the Lessor shall have the right, at its sole discretion, to release any vsecurity interest or registration in connection with this Lease and the Lessee hereby grants the Lessor a limited power of attorney to take any and all actions necessary, in the Lessor’s sole discretion, for the release of any security interest or registration in connection with this Lease. This power of attorney includes, but is not limited to, executing and delivering any documents, certificates, or instruments or filing any necessary forms or notices with relevant authorities for the purpose of releasing the security interest or registration.

(3)	The Lessor’s decision to release the security interest or registration shall not relieve the Lessee of its obligations under this Lease. Such release shall not be deemed a waiver of any other rights or remedies available to the Lessor under this Agreement.

(4)	The Lessee shall be responsible for all costs and expenses incurred by the Lessor in connection with the exercise of the power of attorney and the release of the security interest or registration, including but not limited to legal fees, and any other related expenses.

(5)	The rights of the Lessor under this Section 15 shall survive the termination of this Agreement.

16.	Security for Payment of Rent

As security for the payment of all rent payable to the Lessor in accordance with the terms and provisions of this Lease, the Lessee hereby assigns and grants unto the Lessor security interest in all of the Lessee's real and personal property, present and after acquired, including the proceeds therefrom, and agrees that the Lessor may seize and sell such property of the Lessee as may be necessary to satisfy the amount of rent payable.

17.	Option to Renew and Option to Purchase

Subject to all required ministerial approvals and provided the Lessee is not in default of any term, covenant or condition under this Agreement, and provided that all obligations have been complied with by the Lessor pursuant to the Purchase and Sale Agreement and the Shareholder Loans, the Lessee shall have the irrevocable option, at its sole discretion:

(1)	to renew the lease for 3 additional 10-year terms upon notice at least 3 months prior to termination of the prior term. The Rent for such renewed term (the “Renewed Term”) shall remain the same as the initial Term, which for clarify, is the principal and interest payments owing on the Principal and the interest on outstanding Shareholder Loans. Upon the proper exercise of the renewal option, the Renewed Term shall commence at the expiration of the then current Term and the Lease shall continue under all of the same terms and conditions. Except as set out in this paragraph, the Lessee shall have no further option to extend the Lease.

(2)	to complete the purchase of the Premises at any time during the Term or any Renewed Term upon giving notice in writing to the Lessor (“Purchase Notice”) at least ninety (90) days prior to the expiration of the initial Term or any Renewed Term of the Lessee’s intention to purchase the Premises. The purchase price for the Premises shall be Thirty-Four Million, Eight Hundred Fifty Thousand dollars ($34,850,000) minus a) all payments made by the Lessee as Basic Rent, under this Agreement, as set out in paragraph 3(1)a)i, during the Term and b) all other payments made directly to the Business Development Bank of Canada by the Lessee. The Lessee shall be responsible for all transfer fees and closing costs associated with the exercise of its option to purchase the Premises. The Purchase Notice shall include the Lessee’s intention to purchase, the proposed closing date and any other relevant details. The closing of the purchase shall take place on a date mutually agreed upon by both parties, but in no event shall be later than 120 days after the Purchase Notice is given. On the exercise of the option, the sale of the Premises shall be conditional on (i) the Lessee entering into a purchase and sale agreement in relation to the Premises acceptable to the Lessor not later than the closing date (which date shall be no later than 120 days after the Purchase Notice is given); and (ii) the Lessee having the financial resources and financing available to complete the purchase of the Premises. In the event the Lessee fails to exercise the option within the specified period or fails to complete the purchase as agreed, the option shall be deemed null and void, and the terms of this Lease shall continue, as applicable. This option to purchase is a privilege granted exclusively to the Lessee and is non-assignable.

(3)	Notwithstanding anything else contained herein, should the Lessee be in Default and such Default is not rectified within 30 days of receiving notice of default from the Lessor, the option to purchase the Premises shall lapse and be void.

18.	Governmental Approvals

The Parties acknowledge and agree that this Lease and/or any Renewed Term is subject to the receipt of all necessary governmental approvals including the approval of the Ministry of Government Relations pursuant to The Planning and Development Act, 2007 (“Government Approval”). If Government Approval is not obtained (and, if applicable, after all appeal processes have been exhausted), the Parties shall immediately effectuate unwinding of any actions taken with respect to the portion of this Lease and/or any Term that has not been approved.

19.	Future Transfer of Lands and Grain Terminal by Lessor

In connection with the Purchase and Sale Agreement pursuant to which the Lessor purchased the Lands from Agri, Agri and the Lessor entered into a term promissory note to secure and evidence the purchase price payable for the Lands by the Lessor to Agri (the “Note”). Notwithstanding anything else contained in this Lease to the contrary, pursuant to the Note, in the event that the Lessor is in breach of its obligations to pay the purchase price to Agri, the Lands, or any part thereof, may be transferred (at the option of Agri) back to Agri (“Transfer to Agri”). The Transfer to Agri will be subject to the terms of this Lease.

20.	General

(1)	Costs and expenses. All reasonable costs and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel) incurred in connection with the preparation and execution of this Lease Agreement shall be paid by the Lessee.

(2)	Applicable law. This Lease Agreement shall be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein and shall be treated, in all respects, as a Saskatchewan contract. The Parties hereto do hereby irrevocably submit and attorn to the non-exclusive jurisdiction of the Courts of the Province of Saskatchewan for all matters arising out of or relating to this Lease Agreement, or any of the transactions contemplated hereby.

(3)	Entire Agreement. This Lease Agreement, together with all agreements and other documents to be delivered pursuant to this Lease Agreement, constitute the entire agreement between the parties pertaining to the subject matter of this Lease Agreement and supersedes all prior agreements understandings, negotiations and discussions, whether oral or written, of the parties, and, except as stated, contain all of the representations and warranties of the respective Parties. This Lease Agreement may not be amended or modified in any respect, except by written instrument executed by the Parties.

(4)	Time of the essence. Time will be of the essence of this Lease Agreement and will remain of the essence notwithstanding the extension of any of the dates hereunder.

(5)	Assignment and Enurement. Neither this Lease Agreement nor any rights or obligations under it shall be assignable by any Party without the prior written consent of the other Parties. Subject to the foregoing, this Lease Agreement shall enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

(6)	Further assurances. The Parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Lease Agreement, and each Party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Lease Agreement and to carry out its provisions.

(7)	Rights. Except as specifically set forth or referred to in this Lease Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer on or to give any person, other than the Parties and their respective successors and assigns, any rights or remedies under or by reason of this Lease Agreement.

(8)	Headings and descriptions. The headings and marginal descriptions of all Articles, sections and other paragraphs are inserted for convenience of reference only and shall not affect the construction or interpretation of this Lease Agreement.

(9)	Gender and number. Words importing the singular include the plural and vice versa. Words importing gender include all genders.

(10)	Counterparts. This Lease Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument shall be effective as from the date hereof.

(11)	Transmission Via Fax: The parties agree that this Lease Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of the Lease Agreement bearing original signatures.

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IN WITNESS WHEREOF the parties have duly executed this amended and restated Lease Agreement on the date first listed above.

PURELY CANADA TERMINALS CORP.

Per:	/s/ Tyler West,
	Name:	Tyler West,
	Title:	CEO

Per:	/s/ Jordan Kambeitz,
	Name:	Jordan Kambeitz,
	Title:	President

PURELY CANADA FOODS CORP.

Per:	/s/ Lionel Kambeitz,
	Name:	Lionel Kambeitz,
	Title:	Chairman